Exhibit 99.1

FOSTER WHEELER REPORTS RECORD-SETTING FULL-YEAR 2008 FINANCIAL PERFORMANCE

AND STRONG OPERATING PERFORMANCE FOR FOURTH QUARTER OF 2008

•                  Third consecutive year of record net income and consolidated EBITDA

•                  Adjusted earnings per share of $1.03 for fourth quarter and $3.73 for full-year 2008

•                  Record level of full-year EBITDA generation in both operating groups

•                  Capacity in Global Power Group is being right-sized for expected 2009 workload

ZUG, SWITZERLAND, February 24, 2009 — Foster Wheeler AG (Nasdaq: FWLT) today reported net income for the fourth quarter of 2008 of $99.9 million, or $0.75 per diluted share, compared with $78.1 million, or $0.54 per diluted share, in the fourth quarter of 2007.  Net income in both quarterly periods was impacted by asbestos-related items as detailed in the attached table.  Excluding such items from both quarterly periods, net income in the fourth quarter of 2008 was $137.2 million, or $1.03 per diluted share, compared with $80.6 million, or $0.56 per diluted share, in the fourth quarter of 2007.   The non-cash asbestos provision in the fourth quarter of 2008 primarily reflected a revised 15-year estimate of projected defense costs for the period 2009 through 2023.

Fourth-quarter 2008 consolidated EBITDA (earnings before interest expense, income taxes, depreciation and amortization) was $105.1 million, compared with $132.0 million in the fourth quarter of 2007. Consolidated EBITDA in both quarterly periods was also impacted by the asbestos-related items as noted above and as detailed in the attached table.  Excluding such items from both quarterly periods, consolidated EBITDA in the fourth quarter of 2008 was $142.4 million, compared with $134.5 million in the fourth quarter of 2007.

The following items also impacted the fourth quarter 2008 pretax results.  The company recorded a charge of $6.7 million for the favorable resolution of a previously disclosed legacy power project in Ireland.  The resolution provides a full release from all existing claims related to the corrosion in the boilers and the emissions control equipment.   The company also recorded a charge of $9.0 million for a restructuring program that it has begun to implement in its Global Power Group (GPG) and under which the business will right-size employment levels as necessary to support its expected 2009 workload.

For the full year 2008, net income was a record $526.6 million, or $3.68 per diluted share, compared with $393.9 million, or $2.72 per diluted share, in 2007.   For the full year 2008, consolidated EBITDA was a record $686.1 million, compared with $591.9 million for 2007.  Net income and consolidated EBITDA in 2008 and 2007 were impacted by asbestos-related items as detailed in the attached table.  Excluding such items from both periods, net income in 2008 was $533.2 million, or $3.73 per diluted share, compared with $387.7 million, or $2.68 per diluted share, in 2007; and consolidated EBITDA for 2008 was $692.7 million, compared with $585.7   million in 2007.

Commenting on the company’s full-year 2008 results, Foster Wheeler’s Chairman and Chief Executive Officer, Raymond J. Milchovich, said, “As expected, the company’s net income in 2008 reached an all-time high, based largely on the record-setting level of EBITDA generated by both of our operating groups: our Global Engineering and Construction (E&C) Group and our Global Power Group.  Net income was aided by a lower effective tax rate in 2008 versus 2007, including a favorable $24.1 million year-end net change in valuation allowances.”

Milchovich noted, “In the fourth quarter of 2008, both E&C and GPG generated strong operating results, which were partially offset by items described in the business group discussions below.  Net income in the fourth quarter of 2008 was aided by the previously cited net change in valuation allowances.  Relative to the year-ago quarter, earnings per share in the fourth quarter of 2008 reflected an approximate 8% reduction in the fully diluted share count primarily as a result of the company’s share repurchase program.   In addition, we are pleased by the resolution of the legacy power project in Ireland.  This is a positive for us.

“New orders in the fourth quarter of 2008 were below the levels of recent quarters, although for reasons that differ somewhat between our two operating groups.  In E&C, we believe the fundamentals of our business remain strong.  However, the decline in new orders reflects the fact that clients are taking a more measured approach to project releases.   Even so, in the fourth quarter we signed a contract for a major refinery expansion project in Colombia and, in December, we signed an initial limited-release work order for a petrochemical project in the Middle East that we expect will be a very large booking in the first half of 2009.  In GPG, the situation is materially different.  The decline in new orders reflects a continuation of weak market conditions for solid fuel boilers, especially in North America.”

The following tables present quarterly and average quarterly data, both as reported and adjusted.  The company believes that such figures provide meaningful comparative relevance for certain key metrics in light of the significant quarter-to-quarter variability that is inherent in the company’s financial results.

(in millions)	Actual Q4 2008	Qtrly Avg. 2008	Actual Q4 2007	Qtrly Avg. 2007
Net income	$100	$132	$78	$98
Net income, as adjusted	$137	$133	$81	$97
Consolidated EBITDA	$105	$172	$132	$148
Consolidated EBITDA, as adjusted	$142	$173	$135	$146

Global Engineering and Construction (E&C) Group

(in millions)	Actual Q4 2008	Qtrly Avg. 2008	Actual Q4 2007	Qtrly Avg. 2007
New orders booked (FW Scope)	$288	$526	$604	$538
Operating revenues (FW Scope)	$534	$558	$610	$536
Segment EBITDA	$123	$134	$110	$126
EBITDA Margin (FW Scope)	23.0%	24.0%	18.1%	23.6%

•                  The segment reported strong operating performance in the fourth quarter of 2008, with segment EBITDA of $123 million, partially offset by foreign exchange transaction losses of $14.7 million, primarily due to the weakness of the British pound from the third quarter to the fourth quarter of 2008.

•                  Additionally, EBITDA in the fourth quarter of 2008 was unfavorably impacted by $12.5 million, relative to the third quarter of 2008, as a result of the translation of earnings of our non-U.S. operations into U.S. dollars for reporting purposes.

•                  The currency translation impact also unfavorably impacted scope revenues in the fourth quarter of 2008.

•                  New orders booked in Foster Wheeler Scope were $288.1 million in the fourth quarter of 2008, below the average of 2007.  The reduced level of new orders, combined with the unfavorable effect of currency translation, contributed to a sequential-quarter decline in Foster Wheeler Scope backlog to $1.37 billion at the end of the fourth quarter of 2008.

Global Power Group (GPG)

(in millions)	Actual Q4 2008	Qtrly Avg. 2008	Actual Q4 2007	Qtrly Avg. 2007
New orders booked (FW Scope)	$180	$334	$603	$499
Operating revenues (FW Scope)	$417	$424	$408	$353
Segment EBITDA	$42	$60	$39	$35
EBITDA Margin (FW Scope)	10.1%	14.1%	9.7%	9.8%

•                  Segment EBITDA was $42.0 million in the fourth quarter of 2008, a 20% increase compared with the average quarter of 2007.  Results for the fourth quarter of 2008 include charges of: $9.0 million for restructuring activities and $6.7 million for the resolution of claims on a legacy power project in Ireland.  Excluding these items, EBITDA for the fourth quarter of 2008 was $57.7 million and the EBITDA margin on scope revenues was 13.8%.

•                  Operating revenues in Foster Wheeler Scope were $417.1 million in the fourth quarter of 2008, an increase of 18% compared with the average quarter of 2007, reflecting continued successful execution of projects in backlog.

•                  Foreign currency translation effects in the fourth quarter, relative to the third quarter of 2008, were immaterial on segment EBITDA and unfavorable on scope operating revenues.

•                  New orders in Foster Wheeler Scope were $180 million in the fourth quarter of 2008, below the quarterly average for 2008 and for 2007 and reflecting weak market conditions for solid fuel boilers.

Milchovich added, “As we look at 2009, it is clear that our power business will not equal its 2008 performance, due to significant weakness in most of the global markets we serve, North America in particular.   Through the restructuring program, we are taking steps to right-size our power business to match anticipated market conditions in 2009.   In our E&C Group, the outlook for 2009 is much more favorable than it is for our power business, but it is not without challenges.  Most of the large prospects we are pursuing are currently moving forward, although client deliberation on the timing of new contract awards has resulted in some delays.  We expect our E&C business to have a very good year in 2009, but our actual results will depend in large measure on the timing of these client decisions.  Even so, it is unlikely that our E&C Group will experience the same level of EBITDA performance that it enjoyed in 2008.”

Share Repurchase Program

On September 12, 2008, the company announced that its board of directors had authorized a $750 million share repurchase program.  To date, the company has purchased 18.1 million common shares and has approximately $264.8 million remaining under the existing authorization.

Calculation of EBITDA

EBITDA is a supplemental financial measure not defined in generally accepted accounting principles or GAAP. The Company defines EBITDA as income before interest expense, income taxes, depreciation and amortization. The Company has presented EBITDA because it believes it is an important supplemental measure of operating performance. EBITDA, after adjustment for certain unusual and infrequent items specifically excluded in the terms of the Company’s current and prior senior credit agreements, is used for certain covenants under its current and prior senior credit agreements.  The Company believes that the line item on its consolidated statements of operations and comprehensive income entitled “net income” is the most directly comparable GAAP financial measure to EBITDA.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or any other GAAP financial measure.

EBITDA, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As EBITDA excludes certain financial information that is included in net income, users of this financial information should consider the type of events and transactions that are excluded.

The Company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•                  It does not include interest expense. Because the Company has borrowed money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted the Company in generating revenue. Therefore, any measure that excludes interest has material limitations;

•                  It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measure that excludes taxes has material limitations; and

•                  It does not include depreciation and amortization. Because the Company must utilize property, plant and equipment and intangible assets in order to generate revenues in its operations, depreciation and amortization are necessary and ongoing costs of its operations. Therefore, any measure that excludes depreciation and amortization has material limitations.

Calculation of EBITDA Margin

Segment EBITDA margin is calculated by dividing business unit operating revenues in Foster Wheeler Scope into business unit EBITDA.

Foster Wheeler Scope

Foster Wheeler Scope represents that portion of unfilled orders, new orders booked and operating revenues on which profit can be earned. Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the Company as agent or principal on a reimbursable basis.  The Company began comprehensively reporting Foster Wheeler Scope as of 2005.

Conference Call Information

Foster Wheeler AG plans to hold a conference call today, Tuesday, February 24, at 8:30 a.m. (Eastern) to discuss its financial results for the fourth quarter and fiscal year ended December 26, 2008.

The call will be accessible to the public by telephone or webcast, and the company will post an accompanying slide presentation in the investor relations section of its web site (www.fwc.com).   To listen to the call by telephone, dial 973-935-8752 (conference I.D. No. 80523703#) approximately ten minutes before the call.  The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

A replay of the call will be available on the company’s web site as well as by telephone.  To listen to the replay by telephone, dial 706-645-9291 (replay passcode 80523703# required) starting one hour after the conclusion of the call through 8:00 p.m. (Eastern) on Tuesday, March 24, 2009.  The replay can also be accessed on the company’s web site for four weeks following the call.

Foster Wheeler AG is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs over 14,000 talented professionals with specialized expertise dedicated to serving clients through one of its two primary business groups. The company’s Global Engineering and Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, environmental, pharmaceuticals, biotechnology and healthcare industries.  The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services.  The Company is based in Zug, Switzerland, and its operational headquarters are in Clinton, New Jersey, USA.   For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

Safe Harbor Statement

Foster Wheeler news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates.  These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that a variety of factors, including but not limited to the factors described in the Company’s most recent Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission, and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: risks related to the Company’s recent redomestication transaction, changes in the rate of economic growth in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond the Company’s control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

#     #     #

09-351

Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Scott Lamb	908-730-4155	E-mail: scott_lamb@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com

Foster Wheeler Ltd.  and Subsidiaries

Consolidated Statement of Operations

(in thousands of dollars, except share data and per share amounts)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007

Operating revenues	$1,639,189	$1,465,483	$6,854,290	$5,107,243
Cost of operating revenues	(1,435,990)	(1,295,480)	(5,958,644)	(4,362,922)
Contract profit	203,199	170,003	895,646	744,321

Selling, general & administrative expenses	(65,112)	(66,158)	(283,883)	(246,237)
Other income, net	17,966	18,180	53,001	61,410
Other deductions, net	(29,262)	(12,965)	(54,382)	(45,540)
Interest income	9,588	11,364	44,743	35,627
Interest expense	(1,417)	(5,203)	(17,621)	(19,855)
Minority interest in income of consolidated affiliates	(5,390)	(539)	(7,249)	(5,577)
Net asbestos-related (provision)/gain	(37,345)	(2,488)	(6,607)	6,145

Income before income taxes	92,227	112,194	623,648	530,294
(Benefit)/provision for income taxes	7,655	(34,096)	(97,028)	(136,420)
Net income	$99,882	$78,098	$526,620	$393,874

Shares Outstanding:
Weighted-average number of common shares outstanding for basic earnings per common share	132,654,157	143,540,329	141,149,590	141,661,046

Weighted-average number of common shares outstanding for diluted earnings per common share	133,212,830	145,155,401	143,104,030	144,748,222

Earnings per common share:
Basic	$0.75	$0.54	$3.73	$2.78
Diluted	$0.75	$0.54	$3.68	$2.72

Foster Wheeler Ltd. and Subsidiaries

Consolidated Balance Sheet

(in thousands of dollars)

(unaudited)

	December 26,	December 28,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$773,163	$1,048,544
Short-term investments	2,448	—
Accounts and notes receivable, net:
Trade	608,994	580,883
Other	95,633	98,708
Contracts in process	241,135	239,737
Prepaid, deferred and refundable income taxes	31,667	36,532
Other current assets	37,146	39,979
Total current assets	1,790,186	2,044,383

Land, buildings and equipment, net	383,209	337,485
Restricted cash	22,737	20,937
Notes and accounts receivable — long-term	1,788	2,941
Investments in and advances to unconsolidated affiliates	210,776	198,346
Goodwill, net	62,165	53,345
Other intangible assets, net	59,874	61,190
Asbestos-related insurance recovery receivable	281,540	324,588
Other assets	82,223	93,737
Deferred income taxes	116,756	112,036
TOTAL ASSETS	$3,011,254	$3,248,988

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current installments on long-term debt	$24,375	$19,368
Accounts payable	365,347	372,531
Accrued expenses	303,813	331,814
Billings in excess of costs and estimated earnings on uncompleted contracts	750,233	744,236
Income taxes payable	44,846	55,824
Total current liabilities	1,488,614	1,523,773

Long-term debt	192,989	185,978
Deferred income taxes	66,114	81,008
Pension, postretirement and other employee benefits	320,959	290,741
Asbestos-related liability	355,779	376,803
Other long-term liabilities and minority interest	157,933	185,143
Minority Interest	28,718	31,773
Commitments and contingencies
TOTAL LIABILITIES	2,611,106	2,675,219

Temporary Equity:
Non-vested share-based compensation awards subject to redemption	7,586	2,728
TOTAL TEMPORARY EQUITY	7,586	2,728

Shareholders’ Equity:
Preferred shares	—	—
Common shares	1,262	1,439
Paid-in capital	914,063	1,385,311
Accumulated deficit	(27,975)	(554,595)
Accumulated other comprehensive loss	(494,788)	(261,114)
TOTAL SHAREHOLDERS’ EQUITY	392,562	571,041
TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY	$3,011,254	$3,248,988

Foster Wheeler Ltd. and Subsidiaries

Business Segments

(in thousands of dollars)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007
Global Engineering & Construction Group
Backlog - in future revenues	$4,326,800	$7,822,000	$4,326,800	$7,822,000
New orders booked - in future revenues	398,700	3,999,400	2,707,500	6,874,600
Operating revenues	1,219,091	1,054,443	5,147,227	3,681,259
EBITDA	122,626	110,283	535,602	505,647

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,374,500	1,709,100	1,374,500	1,709,100
New orders booked - in Foster Wheeler Scope	288,100	603,500	2,102,900	2,150,800
Operating revenues - in Foster Wheeler Scope	533,680	609,578	2,233,125	2,144,199

Global Power Group
Backlog - in future revenues	1,177,600	1,598,400	1,177,600	1,598,400
New orders booked - in future revenues	182,800	605,100	1,348,500	2,008,200
Operating revenues	420,098	411,040	1,707,063	1,425,984
EBITDA	41,961	39,397	239,508	139,177

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,164,800	1,585,500	1,164,800	1,585,500
New orders booked - in Foster Wheeler Scope	179,900	602,500	1,336,800	1,996,000
Operating revenues - in Foster Wheeler Scope	417,103	408,043	1,695,209	1,413,462

Corporate & Finance Group (2)
EBITDA	(59,511)	(17,712)	(89,043)	(52,984)

Consolidated
Backlog - in future revenues	5,504,400	9,420,400	5,504,400	9,420,400
New orders booked - in future revenues	581,500	4,604,500	4,056,000	8,882,800
Operating revenues	1,639,189	1,465,483	6,854,290	5,107,243
EBITDA	105,076	131,968	686,067	591,840

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	2,539,300	3,294,600	2,539,300	3,294,600
New orders booked - in Foster Wheeler Scope	468,000	1,206,000	3,439,700	4,146,800
Operating revenues - in Foster Wheeler Scope	950,783	1,017,621	3,928,334	3,557,661

(1)         Foster Wheeler Scope represents that portion of backlog, new orders booked and operating revenues on which profit can be earned. Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis.

(2)         Includes intersegment eliminations.

Foster Wheeler Ltd. and Subsidiaries

Reconciliations of EBITDA and Foster Wheeler Scope

(in thousands of dollars)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007
Reconciliation of EBITDA to Net Income EBITDA:
Global Engineering & Construction	$122,626	$110,283	$535,602	$505,647
Global Power Group	41,961	39,397	239,508	139,177
Corporate & Finance Group	(59,511)	(17,712)	(89,043)	(52,984)
Consolidated EBITDA	105,076	131,968	686,067	591,840
Less: Interest expense	(1,417)	(5,203)	(17,621)	(19,855)
Less: Depreciation/amortization (1)	(11,432)	(14,571)	(44,798)	(41,691)
Income before income taxes	92,227	112,194	623,648	530,294
(Benefit)/provision for income taxes	7,655	(34,096)	(97,028)	(136,420)
Net income	$99,882	$78,098	$526,620	$393,874

Reconciliation of Foster Wheeler Scope Operating Revenues to Operating Revenues

Global Engineering & Construction Group
Foster Wheeler Scope operating revenues	$533,680	$609,578	$2,233,125	$2,144,199
Flow-through revenues	685,411	444,865	2,914,102	1,537,060
Operating revenues	1,219,091	1,054,443	5,147,227	3,681,259

Global Power Group
Foster Wheeler Scope operating revenues	417,103	408,043	1,695,209	1,413,462
Flow-through revenues	2,995	2,997	11,854	12,522
Operating revenues	420,098	411,040	1,707,063	1,425,984

Consolidated
Foster Wheeler Scope operating revenues	950,783	1,017,621	3,928,334	3,557,661
Flow-through revenues	688,406	447,862	2,925,956	1,549,582
Operating revenues	$1,639,189	$1,465,483	$6,854,290	$5,107,243

(1)  The depreciation / amortization by business segment:

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007
Global Engineering & Construction Group	$(6,007)	$(6,175)	$(22,530)	$(17,485)
Global Power Group	(5,059)	(8,051)	(20,846)	(22,835)
Corporate & Finance Group	(366)	(345)	(1,422)	(1,371)
Total depreciation / amortization	$(11,432)	$(14,571)	$(44,798)	$(41,691)

Foster Wheeler Ltd. and Subsidiaries

EBITDA, Net Income and Diluted Earnings Per Common Share Reconciliation

(in thousands of dollars, except per share amounts)

(unaudited)

	Fiscal Quarters Ended
	December 26, 2008			December 28, 2007
			Diluted Earnings			Diluted Earnings
	EBITDA	Net Income	Per Common Share	EBITDA	Net Income	Per Common Share

As adjusted	$142,421	$137,227	$1.03	$134,456	$80,586	$0.56

Adjustments:
Net asbestos-related provision	(37,345)	(37,345)	$(0.28)	(2,488)	(2,488)	$(0.02)

As reported	$105,076	$99,882	$0.75	$131,968	$78,098	$0.54

	Fiscal Twelve Months Ended
	December 26, 2008			December 28, 2007
			Diluted Earnings			Diluted Earnings
	EBITDA	Net Income	Per Common Share	EBITDA	Net Income	Per Common Share

As adjusted	$692,674	$533,227	$3.73	$585,695	$387,729	$2.68

Adjustments:
Net asbestos-related (provision)/gain	(6,607)	(6,607)	(0.05)	6,145	6,145	0.04

As reported	$686,067	$526,620	$3.68	$591,840	$393,874	$2.72

Foster  Wheeler Ltd. and Subsidiaries

Average Calculations

(in thousands of dollars)

(unaudited)

	2007 Full Year Amount	2007 Quarterly Average Amount *	2008 Full Year Amount	2008 Quarterly Average Amount *

Consolidated
Net income	$393,874	$98,469	$526,620	$131,655
Adjusted net income	387,729	96,932	533,227	133,307
Consolidated EBITDA	591,840	147,960	686,067	171,517
Consolidated EBITDA, as adjusted	585,695	146,424	692,674	173,169

Global Engineering & Construction Group
New orders booked - in Foster Wheeler Scope	$2,150,800	$537,700	$2,102,900	$525,725
Operating revenues - in Foster Wheeler Scope	2,144,199	536,050	2,233,125	558,281
Segment EBITDA	505,647	126,412	535,602	133,901
EBITDA margin	23.6%	23.6%	24.0%	24.0%

Global Power Group
New orders booked - in Foster Wheeler Scope	$1,996,000	$499,000	$1,336,800	$334,200
Operating revenues - in Foster Wheeler Scope	1,413,462	353,366	1,695,209	423,802
Segment EBITDA	139,177	34,794	239,508	59,877
EBITDA margin	9.8%	9.8%	14.1%	14.1%

* To calculate the quarterly average dollar amounts, the company divided reported annual figures by four.